Exhibit 99.1

Cost Plus, Inc. Reduces Third Quarter Net Loss from Continuing Operations and Reports Improving Sales Trend Including a 4.9% Same Store Sales Increase for the Month of November

Oakland, CA — December 3, 2009 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its third quarter ended October 31, 2009 and provided financial guidance for the fourth quarter of fiscal year 2009.

Third Quarter Results from Continuing Operations

Net sales for the third quarter of fiscal 2009 were $181.9 million, a 10.4% decrease from $203.0 million for the third quarter last year. Same store sales for the quarter decreased 9.1% compared to a decrease of 3.4% last year and were within guidance which was in the range of a 6.0% to 11.0% decrease. The decrease in same store sales was attributable to an 8.8% reduction in the average ticket per customer primarily due to lower furniture sales and a relatively flat customer count compared to last year. Year-to-date, net sales were $549.5 million, a 10.7% decrease from the same period last year, while same store sales decreased 9.6% compared to a decrease of 0.6% for the same period last year. As outlined below, the same store sales trend improved each month during the quarter and the improvement continued into November.

The following table provides monthly same store sales results for the third quarter of fiscal 2009 and the first month of the fourth quarter of fiscal 2009:

	Q3 2009			Q4 2009
	August	September	October	November
Same store sales %	-12.9%	-8.5%	-5.9%	+4.9%

Barry Feld, President and CEO, commented, “Our third quarter performance reflected progressively improving month-to-month sales trends and a reduction in losses year-over-year. We have disclosed monthly same store sales figures through November to illustrate the positive changes we have experienced as our business shifts toward seasonal décor and holiday entertaining.”

Mr. Feld further commented, “The achievement of positive same store sales in November reflects the use of layered alternative media campaigns designed to increase brand awareness and drive new customers into our stores. The new media, which included promotional offers, drove a double digit comp increase in customer count for the month. While the strategic use of promotional offers had a negative impact on margin rate, the resulting margin dollars and new customer trial were greater than what the recent trend of the business would have yielded. The initial results have exceeded our expectations and bode well for the balance of the fourth quarter and into fiscal 2010 as we continue to refine our marketing and merchandising strategy.”

Gross profit margin was 25.3% for the third quarter of fiscal 2009 versus 26.6% last year. The 130 basis point decline was due to decreased leverage of fixed occupancy expenses on lower same store sales. Merchandise margin for the quarter was flat compared to last year. Reductions in the cost of merchandise were offset by promotional activity required to compete with aggressive discounting among higher end specialty retailers and discount chains. Additionally, sales of consumables which have a lower margin rate continued to outperform home furnishings putting pressure on the overall margin rate.

Selling, general and administrative (SG&A) expenses for third quarter of fiscal 2009 were $65.0 million versus $74.8 million last year, a decrease of $9.8 million. Year-to-date, SG&A expenses decreased $29.2 million to $194.0 million versus $223.3 million for the same period last year. The decrease in SG&A expenses for the third quarter and year-to-date were due to the Company’s cost-cutting initiatives, including store closures, which resulted in lower payroll, advertising and other controllable expense. During the third quarter of fiscal 2009, the Company recorded a $536,000 non-cash impairment charge for the write-down of store assets to fair value in two underperforming stores compared to a $1.1 million non-cash impairment charge for the write-down of store assets to fair value in five underperforming stores during the third quarter of fiscal 2008.

For the third quarter of fiscal 2009, the loss from continuing operations before interest and taxes (“EBIT loss”) declined 6.7% to $19.6 million compared to $21.0 million last year and was at the better end of the guidance range of a $19 million to $24 million EBIT loss. The net loss from continuing operations for the third quarter of fiscal 2009 declined 7.3% to $22.3 million, or $1.01 per diluted share, compared to a net loss of $24.0 million, or $1.09 per diluted share last year. Year-to-date, the net loss from continuing operations was $67.5 million versus $68.4 million last year. The year-to-date net loss from continuing operations included $6.3 million in store closure costs related to closing the eight stores classified within continuing operations; there were no such costs last year.

As of the end of the third quarter of fiscal 2009, inventory levels had declined 27.4% year-over-year. The reduction in inventory is the result of store closures, planned decreases in SKU (stock keeping unit) count and weeks of supply. The Company ended the third quarter of fiscal 2009 with $94.1 million in borrowings and $11.5 million in letters of credit outstanding under its asset-based credit facility. The Company expects to receive a tax refund of approximately $12 million in 2010 related to the Worker, Homeownership, and Business Assistance Act of 2009, which was signed into law on November 6, 2009, that allows taxpayers to elect to carry back net operating losses for additional periods.

Mr. Feld concluded, “From a liquidity perspective, we passed our peak borrowing period in mid-November with peak borrowings of $108 million drawn on a borrowing base of $169 million. We have completed our SKU rationalization program and expect our fiscal 2010 inventory balance and corresponding borrowing base during our peak borrowing period to be approximately the same as this year. Our projected peak borrowing requirements for fiscal 2010 will be well within our credit line capacity, which will provide us with sufficient liquidity and flexibility for working capital purposes.”

Fourth Quarter Outlook — Continuing Operations

For the fourth quarter of fiscal 2009, the Company expects net sales in the range of $314 million to $330 million, based on same store sales in the range of a 4% decrease to a 1% increase. The Company is expecting a year-over-year decrease in January sales since it will not repeat the inventory clearance event that occurred in January last year that generated strong temporary traffic increases. Gross profit margin for the fourth quarter is expected to be 330 to 380 basis points higher than last year. On a normalized basis, gross profit margin is expected to increase 70 to 120 basis points over last year when the impact of the $9 million charge related to the inventory clearance event is excluded.

For the fourth quarter of fiscal 2009, the Company is projecting income from continuing operations before interest and taxes in the range of $8 million to $14 million versus a loss of $10.9 million last year. Depreciation and net interest expense are projected to be $6 million and $3 million respectively, resulting in EBITDA in the range of $14 million to $20 million versus a negative $3 million EBITDA in the fourth quarter of last year.

Additionally, the Company will record a tax receivable on the balance sheet in the fourth quarter for the estimated $12 million tax refund. Due to the full valuation allowance, the benefit of the income tax refund will have a positive impact on net income in the fourth quarter which is not included in the estimated guidance range of $8 million to $14 million referred to above.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of December 3, 2009, the Company operated 269 stores in 30 states versus 278 stores (after adjusting for the 18 stores now classified as discontinued operations) in 30 states at the end of third quarter of fiscal 2008.

The Company’s third quarter earnings conference call will be today, December 3, 2009, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 800-259-0251 and the access code is 37929929. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 68766918, from 4:30 p.m. PT Thursday, December 3, 2009 to 4:30 p.m. PT on Thursday, December 10, 2009. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

This press release contains “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such “forward-looking statements” include, but are not limited to, statements relating to our fourth quarter sales trend, our projected fiscal 2010 peak borrowing capacity and liquidity and our financial guidance for the fourth quarter of fiscal 2009. The risks and uncertainties include, but are not limited to: continued deterioration in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; complications or delays in the store opening and closing processes; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Third Quarter
	October 31, 2009		November 1, 2008
Net sales	$181,878	100.0%	$202,957	100.0%
Cost of sales and occupancy	135,935	74.7	149,014	73.4

Gross profit	45,943	25.3	53,943	26.6

Selling, general and administrative expenses	65,041	35.8	74,830	36.9
Store closure costs	241	0.1	—	0.0
Store preopening expenses	223	0.1	84	0.0

Loss from continuing operations, before interest and taxes	(19,562)	(10.8)	(20,971)	(10.3)
Net interest expense	2,679	1.5	3,689	1.8

Loss from continuing operations before income taxes	(22,241)	(12.2)	(24,660)	(12.2)
Income tax expense/(benefit)	37	—	(621)	(0.3)

Net loss from continuing operations	(22,278)	(12.2)	(24,039)	(11.8)

Income/(loss) from discontinued operations	221	0.1	(1,728)	(0.9)

Net loss	$(22,057)	(12.1)%	$(25,767)	(12.7)%

Loss per diluted share from continuing operations	$(1.01)		$(1.09)
Income/(loss) per diluted share from discontinued operations	$0.01		$(0.08)
Net loss per diluted share	$(1.00)		$(1.17)

Weighted average shares outstanding- diluted	22,087		22,087

New stores opened	2		0

	For the Nine Month Period Ended
	October 31, 2009		November 1, 2008
Net sales	$549,503	100.0%	$615,494	100.0%
Cost of sales and occupancy	407,639	74.2	448,807	72.9

Gross profit	141,864	25.8	166,687	27.1

Selling, general and administrative expenses	194,047	35.3	223,251	36.3
Store closure costs	6,317	1.1	—	0.0
Store preopening expenses	223	—	3,228	0.5

Loss from continuing operations, before interest and taxes	(58,723)	(10.7)	(59,792)	(9.7)
Net interest expense	8,366	1.5	9,857	1.6

Loss from continuing operations before income taxes	(67,089)	(12.2)	(69,649)	(11.3)
Income tax expense/(benefit)	397	0.1	(1,266)	(0.2)

Net loss from continuing operations	(67,486)	(12.3)	(68,383)	(11.1)

Loss from discontinued operations	(16,913)	(3.1)	(16,018)	(2.6)

Net loss	$(84,399)	(15.4)%	$(84,401)	(13.7)%

Loss per diluted share from continuing operations	$(3.05)		$(3.10)
Loss per diluted share from discontinued operations	$(0.77)		$(0.72)
Net loss per diluted share	$(3.82)		$(3.82)

Weighted average shares outstanding- diluted	22,087		22,087

New stores opened	2		15

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	October 31, 2009	November 1, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,913	$3,506
Merchandise inventories	228,114	314,311
Other current assets	19,389	23,628

Total current assets	250,416	341,445

Property and equipment, net	170,938	203,711
Other assets	4,149	13,889

Total assets	$425,503	$559,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$82,516	$82,658
Accrued compensation	13,350	12,211
Current portion of revolving line of credit	—	117,392
Current portion of long-term debt	862	811
Other current liabilities	34,485	36,484

Total current liabilities	131,213	249,556

Long-term portion of revolving line of credit	94,100	—
Capital lease obligations	7,480	7,263
Long-term debt - distribution center obligations	112,937	113,798
Other long-term obligations	26,863	33,878

Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	171,253	170,223
Accumulated deficit	(118,564)	(15,894)

Total shareholders’ equity	52,910	154,550

Total liabilities and shareholders’ equity	$425,503	$559,045

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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